Exhibit 99.1

Company Contact:

Lawrence L. Spanley, Jr.

Chief Financial Officer

(314) 621-0699

Investor Contact:

Integrated Corporate Relations

Allison Malkin/David Griffith

(203) 682-8225/ (203) 682-8213

BAKERS FOOTWEAR REPORTS SIGNIFICANT IMPROVEMENT IN THIRD QUARTER

AND FIRST NINE MONTHS FISCAL 2005 RESULTS

Third Quarter Net Sales Increase 33.9%

ST. LOUIS, Mo., December 12, 2005 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), the leading specialty retailer of moderately priced fashion footwear for young women, today announced results for the thirteen and thirty-nine weeks ended October 29, 2005.

For the third quarter, the thirteen weeks ended October 29, 2005:

•	Net sales increased 33.9%, to $43.2 million from $32.3 million for the thirteen weeks ended October 30, 2004. Comparable store sales increased 21.0% compared to a 7.6% decrease last year;
•	Operating loss decreased to $1.7 million, or 3.9% of net sales, from the operating loss of $4.0 million, or 12.3% of net sales in the same period a year ago;
•	Net loss was $1.05 million, or 2.4% of net sales, versus the net loss of $2.6 million, or 8.0% of net sales in the third quarter of 2004.
•	Loss per share was $0.17 compared to a loss per share of $0.51 in the third quarter of 2004.

“The third quarter was a period of great improvement for us marked by robust regular priced sales of feminine fashion footwear,” stated Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group. “This drove a 33.9% increase in sales and a 600 basis point rise in gross profit margin during the quarter. We also managed our expenses well achieving a 240 basis point improvement in operating expenses as a percentage of sales. We are pleased to have significantly reduced our operating loss this quarter.

Additionally, during the third quarter, the Company

•	Opened eleven new stores and at quarter-end operated 234 stores in 36 states.
•	Remodeled six stores and at quarter-end operated 112 stores, or 54% of its Bakers stores in the new store format.

“Our store expansion remains on track and includes opening 30 new stores and remodeling 25 stores this year,” Mr. Edison, continued. “Additionally, to accommodate our growth, we plan to move our St. Louis warehouse to a larger facility in the fourth quarter.”

Gross profit in the third quarter of 2005 improved to $11.8 million, or 27.4% of net sales, compared to $6.9 million, or 21.4% of net sales, in the third quarter of fiscal 2004. Operating expenses were $13.6 million, or 31.3% of net sales compared to $10.9 million, or 33.7% of net sales in the third quarter of fiscal 2004.

For the first nine months, the thirty-nine weeks ended October 29, 2005:

•

Net sales increased 25.5%, to $133.4 million from $106.4 million for the thirty-nine weeks ended October 30, 2004. Comparable store sales increased 13.4% compared to a 1.9% increase in the prior year period;

•	Operating income rose by $6.6 million to $3.4 million, or 2.5% of net sales, as compared to an operating loss of $3.2 million, or 3.0% of net sales in the same period a year ago;
•	Net income increased $4.3 million to $2.0 million, or 1.5% of net sales, as compared to a net loss of $2.3 million, or 2.2% of net sales in the first nine months of 2004.
•	Diluted earnings per share rose substantially to $0.33 compared to a loss per share of $0.47 in the first nine months of 2004.

Gross profit in the first nine months was $42.2 million, or 31.6% of net sales, compared to $29.8 million, or 28.0% of net sales, in the first nine months of fiscal 2004. Operating expenses were $38.9 million, or 29.1% of net sales compared to $33.0 million, or 31.0% of net sales in the first nine months of fiscal 2004.

Michele Bergerac, President of Bakers Footwear, said, “Our business this quarter was truly outstanding, as we correctly interpreted fashion trends for our customers experiencing particular strength in boots, dress shoes and closed casual footwear. As we begin the holiday period, we are pleased to see our positive momentum continue across our key footwear categories and in handbags. We believe our strategies in footwear along with our store opening and remodel programs have us poised to grow our leadership position as the primary destination for moderately priced fashion footwear.”

Mr. Edison continued: “We’re very optimistic as we begin the holiday season. We remain focused on building upon our current strength and believe that our outstanding performance will continue. Our fourth quarter sales have started off even stronger than third quarter sales and we are excited by our upcoming deliveries.”

Conference Call

The Company announced that it will conduct a conference call to discuss its third quarter and first nine months of fiscal 2005 results today, Monday, December 12, 2005 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (888) 802-2266, approximately five minutes prior to the start of the call. The conference call will also be web-cast live at http://viavid.net/dce.aspx?sid=00002BB2. A replay of this call will be available until December 19, 2005 and can be accessed by dialing (888) 203-1112 and entering code 5754165. The web cast will be accessible until January 11, 2006.

About Bakers Footwear Group, Inc.

Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates more than 200 stores nationwide under two formats, Bakers and Wild Pair. Bakers stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE

CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Table follows:

Bakers Footwear Group, Inc. Income Statement Data	Thirteen Weeks Ended October 29, 2005	Thirteen Weeks Ended October 30, 2004	Thirty-nine Weeks Ended October 29, 2005	Thirty-nine Weeks Ended October 30, 2004
(in thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited

Net Sales	$ 43,243	$ 32,286	$ 133,441	$ 106,365
Cost of merchandise sold, occupancy, and buying expenses	31,403	25,384	91,211	76,535
Gross profit	11,840	6,902	42,230	29,830

Operating expenses	13,552	10,863	38,854	33,020
Operating income (loss)	(1,712)	(3,961)	3,376	(3,190)

Interest expense	(96)	(191)	(309)	(694)
Other , net	20	24	123	209
Income (loss) before income taxes	(1,788)	(4,128)	3,190	(3,675)

Income tax expense (benefit)	(738)	(1,549)	1,165	(1,347)

Net income (loss)	$ (1,050)	$ (2,579)	$ 2,025	$ (2,328)

Basic earnings (loss) per share	$ (0.17)	$ (0.51)	$ 0.34	$ (0.47)
Diluted earnings (loss) per share	$ (0.17)	$ (0.51)	$ 0.33	$ (0.47)

Weighted average shares outstanding
Basic	6,198	5,102	5,896	4,930
Diluted	6,198	5,102	6,165	4,930

Cash Flow Data
Cash provided (used) by operating activities			3,543	(864)
Cash used in investing activities			(17,020)	(8,371)
Cash provided by financing activities			12,173	9,066

Supplemental Data
Comparable store sales increase (decrease)	21.0%	(7.6)%	13.4%	1.9%
Gross profit percentage	27.4%	21.4%	31.6%	28.0%
Number of stores at end of period			234	217

Balance Sheet Data			October 30, 2005	October 29, 2004
			Unaudited	Unaudited
Cash			$ 128	$ 141
Accounts receivable			2,747	1,654
Inventories			24,951	18,220
Other current assets			4,292	4,371
Current assets			32,118	24,386

Property and equipment, net			34,596	18,874
Other assets			553	312
			$ 67,267	$ 43,572

Current liabilities			$ 25,645	$ 15,197
Noncurrent liabilities			6,510	4,799
Shareholders’ equity			35,112	23,576
			$ 67,267	$ 43,572

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